NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
MONDAY, JUNE 26, 2006

GROUP 1 AUTOMOTIVE COMPLETES SALE OF CONVERTIBLE SENIOR NOTES

HOUSTON, June 26, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has completed the previously announced sale of its 2.25% convertible senior notes due 2036 (the “Convertible Notes”) in a private offering to qualified institutional buyers (the “Initial Purchasers”) under Rule 144A under the Securities Act of 1933. The Company issued $287.5 million aggregate principal amount of the Convertible Notes, which included the amount sold upon the exercise in full of the over-allotment option granted to the Initial Purchasers. The Convertible Notes may be convertible into cash and, if applicable, shares of Group 1 stock, based on an initial conversion price of approximately $59.43 per share.

The Company used the net proceeds from the issuance of the Convertible Notes to repay a portion of its existing floor plan borrowings under its Credit Facility, which may be re-borrowed. In addition, the Company repurchased 933,800 shares of its common stock at an average price of $53.54 in connection with the offering, and paid the approximately $35.7 million net cost of convertible note hedge and warrant transactions entered into in respect of its common stock with affiliates of certain of the Initial Purchasers to increase the effective conversion premium on the Convertible Notes to $80.31 per share.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Group 1 Automotive, Inc.
Group 1 owns 94 automotive dealerships comprised of 135 franchises, 33 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.